Exhibit 99.5

Avalon GloboCare CEO Provides Letter to Update Shareholders About Acquisition of SenlangBio

Previously Announced Execution of Definitive Agreement to Acquire SenlangBio

SenlangBio Generated Revenue of USD $1.2 Million for the Three Months Ended March 31, 2021 and Projects $5 Million to $7 Million in Revenue for the Full Year 2021

USD $30 Million of Committed Capital for SenlangBio from an Institutional Healthcare Investor

This Transformative Acquisition is Expected to Significantly Contribute to Growth and Development of Avalon

FREEHOLD, N.J., June 28, 2021 (GLOBE NEWSWIRE) -- Avalon GloboCare Corp. (NASDAQ: AVCO) (“Avalon” or “the Company”), a clinical-stage global developer of innovative and transformative cell-based technologies and therapeutics, today provided the following letter to shareholders from its President and Chief Executive Officer, David Jin, M.D., Ph.D.:

“We recently entered into a definitive purchase agreement to aquire SenlangBio, a world-class cell therapy company. We believe that the acquisition, which is subject to certain previously disclosed closing conditions, will significantly enhance Avalon’s capabilities in cell and gene therapy, expanding our therapeutic pipeline by adding 15 autologous and universal (“off-the-shelf”) cell therapy programs. SenlangBio has applied its cellular therapeutics technology to develop a broad range of cellular therapy candidates including CAR-T, CAR-gdT and armored tumor infiltrating lymphocytes, with potential applications to a wide array of hematologic malignancies and solid tumors. This transformative acquisition will significantly contribute to sustainable and successful growth and development of Avalon.

Importantly, this will be an all-stock transaction, which clearly illustrates the confidence and commitment of SenlangBio and its principals. Avalon was also able to secure approximately USD $30 million from an institutional healthcare investor for an approximately 13.5% equity interest in SenlangBio on favorable terms and without warrants or other equity-linked or debt instrument related to the financing. This funding, which is contingent on the close of the SenlangBio acquisition, should provide us with a substantial cash runway at SenlangBio for several years, as we advance a number of clinical programs and execute on key milestones. In connection with the acquisition, we intend to integrate Avalon’s and SenlangBio’s technology platforms and manufacturing/bio-processing infrastructure, which is expected to significantly reduce costs and accelerate the clinical translation of cellular technologies.

To date, over 300 patients have received one of SenlangBio’s 15 cell therapy candidates through investigator-initiated first-in-human clinical trials at 13 partnering hospitals, covering 9 indications with significant unmet medical needs. Importantly, SenlangBio’s clinical trials have thus far demonstrated meaningful clinical benefit and favorable safety profiles among patients with solid tumors and hematological malignancies.

SenlangBio’s intellectual property includes 10 issued patents and 5 patents pending, as well as additional IP and trade secrets. Notably, SenlangBio will bring added capabilities to Avalon with their 16,000 square-foot GMP facility, which supports in-house bio-manufacturing, bio-processing, and QA/QC processes. Furthermore, SenlangBio has a revenue generating clinical laboratory that provides third-party clinical testing services including: general biochemical, genomic and proteomic testing; as well as cell therapy related testing such as hematology, immunology, cancer biomarkers, immuno-phenotyping, and more.

For the year ended December 31, 2020 and the three months ended March 31, 2021, SenlangBio generated revenue of USD $1.1 million and USD $1.2 million, respectively, and had a net loss of USD $2.4 million and USD $135,000, respectively. As a vertically integrated leader in cellular medicine with a strong technology platform that we believe can rapidly deliver life-saving cellular therapeutics to patients, I could not be more excited about the operational and financial outlook for our business. I strongly believe we will be well positioned to execute on our organic growth strategy and drive significant value for shareholders in the years ahead.”

Additional Details About the Transaction

On June 13, 2021, Avalon entered into a Share Purchase Agreement (the “Purchase Agreement”), by and among Avalon and the other parties named therein to acquire SenlangBio (the “Acquisition”). The purchase price being paid by Avalon under the Purchase Agreement is an aggregate of 81 million shares (the “Acquisition Shares”) of its common stock, par value US$0.0001 per share (the “Avalon Common Stock”). The Acquisition is subject to the satisfaction of certain conditions to closing set forth in the Purchase Agreement, including approval by the Avalon stockholders of the issuance of the Acquisition Shares pursuant to the rules of the Nasdaq Stock Market (“Nasdaq”) and approval of the listing of the Acquisition Shares by Nasdaq. In connection with the Acquisition, Avalon will prepare and file with the U.S. Securities and Exchange Commission (the “SEC”), a proxy statement and will seek the approval of its stockholders with respect to the issuance of the Acquisition Shares pursuant to Nasdaq rules. Currently, the officers and directors of Avalon own in the aggregate approximately 64.1% of the outstanding shares of Avalon Common Stock and are expected to vote in favor of the issuance of the Acquisition Shares pursuant to Nasdaq rules.

Avalon has filed a Current Report on Form 8-K with the SEC on June 14, 2021 which provides more detail on the terms of the Purchase Agreement and the transactions contemplated thereby and a detailed description of the SenlangBio business. In addition, Avalon will file a Current Report on Form 8-K/A with the SEC on or about June 28, 2021 which contains historical financial information with respect to SenlangBio and its operations, as well as certain other financial information with respect to the proposed Acquisition.

About Avalon GloboCare Corp.

Avalon GloboCare Corp. (NASDAQ: AVCO) is a clinical-stage, vertically integrated, leading CellTech bio-developer dedicated to advancing and empowering innovative, transformative immune effector cell therapy, exosome technology, as well as COVID-19 related diagnostics and therapeutics. Avalon also provides strategic advisory and outsourcing services to facilitate and enhance its clients’ growth and development, as well as competitiveness in healthcare and CellTech industry markets. Through its subsidiary structure with unique integration of verticals from innovative R&D to automated bioproduction and accelerated clinical development, Avalon is establishing a leading role in the fields of cellular immunotherapy (including CAR-T/NK), exosome technology (ACTEX™), and regenerative therapeutics. For more information about Avalon GloboCare, please visit www.avalon-globocare.com.

For the latest updates on Avalon GloboCare’s developments, please follow our twitter at @avalongc_avco

Additional Information about the Proposed Acquisition Transaction and Where to Find It

This communication relates to the proposed Acquisition and may be deemed to be solicitation material in respect of the Acquisition. In connection with the Acquisition, Avalon will file relevant materials with the SEC, including a proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that Avalon may file with the SEC or send to Avalon’s stockholders in connection with the Acquisition. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF AVALON ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AVALON, SENLANGBIO, THE ACQUISITION AND RELATED MATTERS. The Acquisition will be submitted to Avalon’s stockholders for their consideration. Investors and security holders will be able to obtain free copies of the Proxy Statement (when available) and other documents filed by Avalon with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by Avalon with the SEC will also be available free of charge on Avalon’s website at www.avalon-globocare.com or by contacting Avalon’s Investor Relations contact at PR@Avalon-GloboCare.com.

Participants in the Solicitation

Avalon and its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from Avalon’s stockholders with respect to the Acquisition under the rules of the SEC. Information about the directors and executive officers of Avalon and their ownership of shares of Avalon’s common stock is set forth in its Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 30, 2021 and in subsequent documents filed with the SEC, including the Proxy Statement. Additional information regarding the persons who may be deemed participants in the proxy solicitations and a description of their direct and indirect interests in the Acquisition, by security holdings or otherwise, will also be included in the Proxy Statement and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of this document as described above.

Cautionary Notes Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Avalon generally identifies forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words, including statements regarding [projected full year 2021 revenue of SenlangBio and the Acquisition. These statements are only predictions. Avalon has based these forward-looking statements largely on its then-current expectations and projections about future events and financial trends as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Avalon’s control. Avalon’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with Avalon’s ability to obtain the stockholder approval required to consummate the Acquisition in accordance with Nasdaq rules and the timing of the closing of the Acquisition, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the Acquisition will not occur; (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the Purchase Agreement; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Purchase Agreement, (iv) unanticipated difficulties or expenditures relating to the Acquisition, the response of business partners and competitors to the announcement of the Acquisition; and (v) those risks detailed in Avalon’s most recent Annual Report on Form 10-K and subsequent reports filed with the SEC, as well as other documents that may be filed by Avalon from time to time with the SEC. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Avalon cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. Except as required by applicable law or regulation, Avalon undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Contact Information:

Avalon GloboCare Corp.

4400 Route 9, Suite 3100

Freehold, NJ 07728

PR@Avalon-GloboCare.com

Investor Relations:

Crescendo Communications, LLC

Tel: (212) 671-1020 Ext. 304

avco@crescendo-ir.com

4